Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m. Wednesday, April 27, 2011

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held April 26, 2011. The dividend is payable May 25, 2011 to shareholders of record on April 29, 2011. This dividend compares to a common stock dividend of $0.15 per share for the fourth quarter of 2010 and represents a 2.9 percent annualized yield using the April 25, 2011 closing price of $20.59.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties.  With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.  For more information, visit http://www.stbancorp.com.